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                                                                   EXHIBIT 10.8

                                LICENSE AGREEMENT
                                     BETWEEN
                                   AWARE, INC.
                                       AND
                                  WESTELL, INC.

     This Agreement is made and entered into this 5th day of September 1994, (the "Effective Date") by and between Aware, Inc. (hereinafter referred to as "AWARE") a corporation duly organized under the laws of the Commonwealth of Massachusetts with offices at One Memorial Drive, Cambridge MA and Westell, Inc. (hereinafter referred to as "WESTELL") a corporation duly organized under the laws of Illinois, with offices at 75 Executive Drive, Aurora, IL 60504 (hereinafter referred to as "LICENSEE" or "WESTELL").

                                   WITNESSETH

     WHEREAS, AWARE is the owner of certain rights, title and interest in the PROGRAM (as later defined herein) and the TRADEMARK (as later defined herein) and has the right to grant licenses thereunder;

     WHEREAS, WESTELL desires to obtain a license to sell hardware incorporating the PROGRAM, and

     WHEREAS, WESTELL and AWARE have entered into a separate DEVELOPMENT AGREEMENT, a copy of which is attached here to as Appendix A and incorporated herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                 1 - DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meanings;

     1.1 "PROGRAM(s)" shall mean the software developed by AWARE (and all associated documentation) pursuant to the DEVELOPMENT AGREEMENT.

     1.2 "LICENSED PRODUCT(s)" shall mean any product(s) that incorporate the PROGRAM(s) or any part thereof.

     1.3 "COPYRIGHT(s)" shall mean AWARE's copyrights in the PROGRAM(s).

     1.4 "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all rights associated with the PROGRAMS including the COPYRIGHTS and any rights associated with the TRADEMARKS.

     1.5 "TERRITORY" shall mean the world.


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     1.6 "TRADEMARK(s)" shall mean the AWARE trademark(s).

     1.7 Asymmetric Digital Subscriber Line (ADSL) transceiver systems shall mean devices that are capable of transmitting and receiving high speed data over copper telephone lines.

     1.8 "FIELD OF USE" shall mean Asymmetric Digital Subscriber Line transceivers.

     1.9 "GROSS PROFIT" shall mean the Gross Sales price of the LICENSED PRODUCTS less discounts, less direct labor, less labor overhead, less direct material and less material overhead costs. All such costs and discounts to be calculated in conformity with generally accepted accounting principles.

                                    2 - GRANT

     2.1 AWARE hereby grants to WESTELL an exclusive license for one year and two weeks from Milestone 4 as described in Paragraph 4 of the Development Contract and a perpetual non-exclusive license thereafter to the INTELLECTUAL PROPERTY RIGHTS in the TERRITORY to:

          a.   make, use, sell, have made and distribute LICENSED PRODUCT(s)

          b. use, at WESTELL's option the TRADEMARK in conjunction with the manufacture, use, sale and distribution of the LICENSED PRODUCT(s), and

          c.   use and reproduce the PROGRAM(s) in conjunction with (a) and
               (b) above.

     2.2 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise, as to any intellectual property not specifically included in COPYRIGHT(s).

                                  3 - ROYALTIES

     3.1 For the rights, privileges and license granted hereunder, WESTELL shall pay a license fee and royalties to AWARE in the manner herinafter provided to the end of the term of the COPYRIGHT(s) or until this Agreement shall be terminated:

          a.   A license fee of (redact) payable as follows:

               [redact] which was paid to Aware on August 3, 1994.

               [redact] upon execution of this agreement.

               [redact] upon completion of Milestone 2.

               [redact] upon completion of Milestone 3.

               [redact] upon completion of Milestone 5.

     3.2 Royalty payments shall be paid in United States dollars in Cambridge, Massachusetts, or at such other place as AWARE may reasonably designate. If any currency conversion shall be required in connection with the payment of royalties hereunder, such


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conversion shall be made by using the exchange rate prevailing at the Chase
Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

          a. Royalty payments on the first [redact] of GROSS PROFIT shall be [redact]. Thereafter royalty payments shall be [redact] of the GROSS PROFIT on LICENSED PRODUCTS. If WESTELL can show that a royalty of [redact] does not allow it to compete in the marketplace, Aware agrees to consider renegotiating royalty rates. Payments willl be made within fifteen (15) days of the end of each quarter based on sales net of returns for which credits were issued for the calendar quarter.


                    4 - AWARE REPRESENTATIONS AND WARRANTIES

     4.1 AWARE represents and warrants that it shall be the legal owner of the PROGRAMS and all COPYRIGHTS associated therewith.

     4.2 AWARE represents and warrants that the INTELLECTUAL PROPERTY RIGHTS shall not be subject to any liens, claims or entitlements on the part of any third party. AWARE represents and warrants that its employees are, and shall be, the original authors of the PROGRAMS.

     4.3 AWARE represents and warrants that it does not know of any patents, copyrights or trade secrets or other proprietary rights which belong to third parties which will be infringed by the PROGRAMS after development by AWARE.

     4.4 AWARE represents and warrants that it will provide full support for its software at AWARE's cost including bug fixes consistent with standard software industry practices for three years from date of each release.

                             5- REPORTS AND RECORDS

     5.1 WESTELL shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to AWARE hereunder. Said books of account shall be kept at WESTELL's principal place of business or the principal place of business of the appropriated division of WESTELL to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for one (1) year following the end of the calendar year to which they pertain, to the inspection of AWARE or its agents of the purpose of verifying WESTELL's royalty statement or compliance in other respects with this Agreement. Records of any year may be inspected only once. However, should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting, LICENSEE agrees to pay the full cost of such inspection and to allow a re-inspection of the records of the prior three(3) years. All records to be inspected shall be kept confidential pursuant to the AWARE/WESTELL Confidentiality Agreement of 25 June, 1993.

     5.2 WESTELL, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to AWARE true and accurate reports, giving such particulars of the business conducted by WESTELL during the preceding three-month period under


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this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

          a.   descriptions of LICENSED PRODUCTS;

          b.   number of LICENSED PRODUCTS sold by or for LICENSEE:

          c.   total royalties due.

     5.3 With each such report submitted, WESTELL shall pay to AWARE the royalties due and payable under this Agreement. If no royalties shall be due, WESTELL shall so report.

     5.4 The royalty payments set forth in this Agreement and amounts due under Paragraph 3 shall, if overdue, bear interest until payment at a per annum rate thrice percent (2%) above the prime rate in effect at the Chase Manhattan BAnk (N.A.) on the due date. The payment of such interest shall not foreclose AWARE from exercising any other rights it may have as a consequence of the lateness of any payment.

                                  6 - COPYRIGHT

     6.1 WESTELL acknowledges that title to the PROGRAM(s) (including copyright) shall remain with AWARE and that any copies of the LICENSED PRODUCTS and related documentation, or portions thereof, made by WESTELL shall include an AWARE copyright notice thereon the following form: "Copyright 199-, Aware, Inc. All Rights Reserved". The notice shall be affixed to all copies or portions thereof in such manner and location as to give reasonable notice of AWARE's claim of copyright. WESTELL shall at all times hereafter protect the PROGRAM, and all related technical information, data and materials supplied by AWARE, from transfer using measures at least as strong as those used by WESTELL in protecting its own proprietary software.

                                  7 - TRADEMARK

     7.1 WESTELL agrees that it is critical that the goodwill associated with the TRADEMARK(s) be protected and enhanced and, toward this end, WESTELL shall not during the term of this Agreement or thereafter intentionally:

          a. attach the title or any rights of AWARE in or to the TRADEMARK(s);

          b. apply to register or maintain any application or registration of the TRADEMARK(s) or any other mark confusingly similar thereto in any jurisdiction, domestic or foreign;

          c. use any colorable imitation of any of the TRADEMARK(s), or any variant form including variant design forms, logos, colors, or type styles of the TRADEMARK(s) not specifically approved by AWARE;

          d.   misuse the TRADEMARK(s):


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          e.   take any action that would bring the TRADEMARK(s) into public disrepute;

          f. use the TRADEMARK(s), or any mark or name confusingly similar thereto, in its corporate or trade name; or

          g. take any action that would tend to destroy or diminish the goodwill in the TRADEMARK(s).

     7.2 All use by WESTELL of the TRADEMARK(S) shall inure to the benefit of AWARE.

     7.3 WESTELL agrees to cooperate fully with AWARE in securing and maintaining the goodwill of AWARE in the TRADEMARK(s).

     7.4 All LICENSED PRODUCTS shall be designed and manufactured to the quality standards inherent in WESTELL's product portfolio.

     7.5 WESTELL agrees that it shall mark the LICENSED PRODUCTS to indicate the rights of AWARE in the TRADEMARK(s), including registration status of the TRADEMARK(s) and that the products are manufactured pursuant to license.

                        8 - INFRINGEMENT AND INDEMINITIES

     8.1 Subject to the limitations in Paragraph 8.5 below Aware agrees to indemnify and defend WESTELL against all claims or suits against WESTELL for infringement of third party intellectual property rights based on the manufacture, use or sale by WESTELL of hardware or software incorporating INTELLECTUAL PROPERTY RIGHTS licensed under this Agreement, such indemnity to include payment of all expenses and of any award against WESTELL, whether by judgment or settlement, as a result of such claim or suit. The indemnity of this section shall be conditioned on WESTELL giving Aware prompt notice of any such claim or suit, on Aware having sole control over the defense and settlement of any such claim or suit and on such claim or suit not being based primarily on changes or enhancements made by WESTELL or WESTELL customers. Any settlement made by Aware shall not, without WESTELL's prior written consent, interfere with the right of WESTELL and its customers to continue to make, use and sell or otherwise dispose of products licensed under this Agreement. To the extent an injunction may issue against WESTELL or an WESTELL customer preventing the making, using or selling of any product licensed hereunder, Aware agrees to use its best efforts to develop an alternative, noninfringing product which is equivalent to the enjoined product both functionally and in terms of costs.

     8.2 Each of Aware and WESTELL agrees to notify the other promptly in writing when it learns of any patents, copyrights or other proprietary rights belonging to third parties which are allegedly being infringed by the manufacture, use, sale or other disposition of products licensed under this Agreement.

     8.3 In the event Aware is unable or unwilling to provide the indemnity indicated in Section 8.1a above, WESTELL shall have the right to escrow royalties otherwise payable under this Agreement and to apply such escrowed royalties against costs incurred by WESTELL in defending any claim or suit of the type specified in Section 8.1 and/or in the settlement thereof or the payment of any judgment or award resulting therefrom. Any funds remaining in such escrow

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on the completion of all claims and action and the payments of all expenses, award and the like resulting therefrom shall be promptly paid to Aware. To the extent WESTELL is at any time obligated to pay royalties for the continued right to sell products licensed under this Agreement as a result of infringement of third party intellectual property rights based on the manufacture, use or sale by WESTELL of hardware or software developed and/or provided by Aware under this agreement, WESTELL shall have the right to deduct from the royalties payable by WESTELL to Aware under this Agreement any amounts so paid by WESTELL.

     8.4 Aware's liability under this Section 8 shall be limited to the fees and royalties paid and payable by WESTELL under the agreement and subject to escrow.

                              9 - PRODUCT LIABILITY

     9.1 WESTELL shall at all times during the term of this Agreement and thereafter, indemnify, defend an hold AWARE, its officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(s) arising from any obligation of LICENSEE hereunder.

                                 10- ASSIGNMENT

     10.1 This agreement is not assignable and any attempt to do so shall be void.

                                11 - TERMINATION

     11.1 Should WESTELL fail to make any payment whatsoever due and payable to AWARE hereunder unless contested in good faith, this Agreement shall terminate effective on thirty(30) days' notice, unless WESTELL shall make all such payments to AWARE within said thirty(30) day period. Upon the expiration of the thirty (30) day period, if WESTELL shall not have made all such payments to AWARE, the rights, privileges and license granted hereunder shall automatically terminate.

     11.2 Upon any material breach, breach or default of this Agreement by WESTELL, other than that set out in Paragraph 11.1, this Agreement shall terminate and the rights, privileges and license granted hereunder effective on ninety (90) days' notice to WESTELL. Such termination shall become automatically effective unless WESTELL shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

     11.3 Upon a material breach, defined as a breach of Paragraph 4.4 of this agreement or a violation by AWARE of the exclusivity section of paragraph 7 of the Development Contract, and such breach or default is not cured by AWARE within ninety (90) days after notice by WESTELL to AWARE, then all fees paid by WESTELL are due back from AWARE.

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     11.4 Upon violation of the exclusivity section of paragraph 7 of the
Development Contract by WESTELL, WESTELL is still obligated for payment to AWARE of the next milestone as defined in section 4 of the Development Agreement.

     11.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

                 12 - PAYMENT, NOTICES AND OTHER COMMUNICATIONS

     12.1 Any payments, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of AWARE

Robert P. Mosher
Chief Financial Officer
Aware, Inc.
One Memorial Drive
Cambridge, MA 02142

In the case of WESTELL


- ---------------------------
- ---------------------------
- ---------------------------
- ---------------------------
- ---------------------------


                          13 - MISCELLANEOUS PROVISIONS

     13.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     13.2 The parties hereto acknowledge that this Agreement and Development Contract executed simultaneously herewith sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     13.3 No provision of the Agreement is intended to conflict with any law, and the provisions should be construed in a manner that will uphold their validity. In the event that any provision is found to be contrary to any law, it shall be deemed unenforceable, and the parties or the court shall substitute a lawful provision in its place which is equitable and which, to the extent possible, reflects the original intent of the parties. Unless it would be inequitable to do so, all other


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provisions of the Agreement shall remain in full force and effect.

     13.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     13.5 In no event shall either party be liable for special, incidental or consequential damages due to any cause whatsoever. No suit or action shall be brought against one party by the other more than one year after the related cause of action has accrued, or in the case of an indemnifiable claim, more than one year after receipt of notice of the claim. In no event shall the accrued total liability of any party from any lawsuit, claim, warranty or indemnity exceed the aggregate sum paid hereunder by WESTELL to AWARE.

     IN WITNESS WHEREOF, the parties duly execute this Agreement the day and year set forth below.



/s/ Howard L. Resnikoff                     Dated: 14 October 94
- -----------------------------                      --------------------
Howard L. Resnikoff
Chief Executive Officer
Aware, Inc.



/s/ William V. Rodey                        Dated: 10/7/94
- -----------------------------                      --------------------
William V. Rodey
Westell, Incorporated


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                              DEVELOPMENT CONTRACT
                                     BETWEEN

                                   AWARE, INC.
                               ONE MEMORIAL DRIVE
                              CAMBRIDGE, MA 02142

                                       AND

                                     WESTELL
                             101 KENDALL POINT DRIVE
                                OSWEGO, IL 60543

     This contract is entered into as of the 5th day of September, 1994 by and between Aware, Inc. (hereinafter referred to as "AWARE") a corporation organized and existing under the laws of the Commonwealth of Massachusetts, with offices in Cambridge, Massachusetts and WESTELL, Incorporated (hereinafter referred to as "WESTELL") a corporation organized and existing under the laws of Illinois, with offices in Oswego, Illinois.

     WHEREAS WESTELL is engaged in the business of providing products and technology for Asymmetric Digital Subscriber Line (ADSL) and related areas in which equipment vendors will be provided with transceiver solutions, and

     WHEREAS AWARE is engaged in the business of providing system designs, algorithms and software implementations for ADSL and related areas, and

     WHEREAS AWARE desires to grant to WESTELL a license to certain of its proprietary software, a copy of which is attached hereto and incorporated herein (hereinafter referred to as the "LICENSE AGREEMENT")

     WHEREAS, WESTELL desires that AWARE demonstrate the integration of its system designs, algorithms and software on the Analog Devices (ADI) digital signal processing (DSP) chips, applicable ASICs, and

     WHEREAS WESTELL wishes to enable the building of a standard compliant discrete multitone (DMT) ADSL transceiver that also includes a nonstandard discrete wavelet multitone (DWMT) feature.

     NOW THEREFORE, the parties agree as follows:

     1. WESTELL will pay a license fee and royalties to AWARE as set forth in the License Agreement which is attached hereto and which is being executed simultaneously herewith.

     2. AWARE agrees to provide WESTELL with software that will operate ADI DSPs and will implement DWMT in Westell's FlexCap[Trademark] ADSL system.

     3. WESTELL and AWARE will use their best efforts to publicize DWMT and to create and expand the market for the LICENSED PRODUCTS as defined in the License Agreement.


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     4. The timetable for the performance of the obligations of the parties hereunder is as follows: Both parties acknowledge that the following milestones will be attempted on a "best efforts basis". Failure by WESTELL or AWARE to meet the milestones shall not be deemed a breach of this Agreement.

          PROJECT MILESTONES

          Goal:
          -----
          DWMT unit by April 14, 1995.
          PROJECT KICKOFF: August 3, 1994

          MILESTONE 1: OCTOBER 7, 1994
          Contract Negotiations complete and contract executed.

          MILESTONE 2: OCTOBER 31, 1994
          Demonstration of DWMT code.

          MILESTONE 3: December 30, 1994
          Provide working model of DWMT on 2106x platform

          MILESTONE 4: April 14, 1995
          Provide 2106x DWMT firmware that integrates with Aware/ADI DMT DSP system.

          MILESTONE 5: April 30, 1995
          Testing by Westell of Milestone 4 deliverable is complete

     5. AWARE will provide full support for its software including bug fixes consistent with standard software industry practices for three years from date of each release at Aware's cost. Any upgrades and enhancements of the software will be jointly considered by AWARE and WESTELL as the need for them arises. In addition, AWARE agrees to use its best efforts to identify a second source of integrated circuits for DMT and DWMT.

     6. The parties will jointly visit ADSL customers as reasonably required.

     7. The parties agree that this is a teaming arrangement joining AWARE system designs, algorithms and software and WESTELL platforms for a DWMT ADSL transceiver. In addition, the parties agree that there exists an exclusivity period for this teaming arrangement granted under the LICENSE AGREEMENT. Neither party shall enter into competing agreements with third parties unless:

          a. the other party had defaulted in its obligations hereunder or missed a milestone by more than 12 months;

          b. a third party joins the teaming arrangement under the terms of paragraph 9; or

          c. the exclusivity period granted under the LICENSE AGREEMENT has lapsed.

     8. Intellectual property created by AWARE or WESTELL shall be the property of the company that created it. Intellectual property developed jointly by AWARE and WESTELL shall


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be owned jointly by AWARE and WESTELL. Each party owning an undivided one-half interest therein. Each party shall have the right to practise the joint owned intellectual property in any field and to grant rights, licenses and other priveleges as the party deems appropriate or necessary. It is understood and agreed that system designs, algorithms and software developed by AWARE will be owned by AWARE.

     9. Two openings exist in the AWARE/ADI ADSL alliance. AWARE and WESTELL agree that they will consider allowing the unidentified members to participate in the DWMT teaming arrangement. If terms agreeable to both AWARE and WESTELL are negotiated with one or both of the new members, the fees set forth in section 3 of the LICENSE AGREEMENT, will be pro rated and the exclusivity period will be shared with the new member(s) of the teaming arrangement. Westell reserves the right to approve new members for the teaming arrangement.

     10. The parties hereto acknowledge that this Agreement and the LICENSE AGREEMENT which is being executed simultaneously herewith sets forth the entire Agreement and understanding of the parties as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     11. No provision of the Agreement is intended to conflict with any law, and the provisions should be construed in a manner that will uphold their validity. In the event that any provision is found to be contrary to any law, it shall be deemed unenforceable, and the parties or the court shall substitute a lawful provision in its place which is equitable and which, to the extent possible, reflects the original intent of the parties. Unless it would be inequitable to do so, all other provisions of the Agreement shall remain in full force and effect.

     12. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     13. In no event shall either party be liable for special, incidental or consequential damages due to any cause whatsoever. No suit or action shall be brought against one party by the other more than one year after the related cause of action has accrued. In no event shall the accrued total liability of any party from any lawsuit, claim, warranty or indemnity exceed the aggregate sum paid by WESTELL to AWARE under the License Agreement by and between AWARE and WESTELL of even date.

     IN WITNESS WHEREOF, the parties duly execute this Agreement the day and year set forth below.


/s/ Howard L. Resnikoff                      Dated: 14 October 94
- ----------------------------                        -----------------
Howard L. Resnikoff
Chief Executive Officer
Aware, Inc.



/s/ William V. Rodey                         Dated: 10/7/94
- ----------------------------                        -----------------
William V. Rodey
Westell, Incorporated



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